                                                                   EXHIBIT 99.3


                   [KEEFE, BRUYETTE & WOODS, INC. LETTERHEAD]






TO MEMBERS AND FRIENDS OF STATEN ISLAND SAVINGS BANK
--------------------------------------------------------------------------------

Keefe, Bruyette & Woods, Inc., a member of the National Association of Securities Dealers, Inc. ("NASD"), is assisting Staten Island Savings Bank ("Staten Island Savings" or the "Bank") in its conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and the concurrent offering of common shares by Staten Island Bancorp, Inc. (the "Company"), the newly formed corporation that will become the holding company of the Bank following the Conversion.

At the request of the Company, we are enclosing materials explaining this process and your options, including an opportunity to invest in the Company's common stock being offered to the Banks' customers and the community through XXXX xx, 1997. Please read the enclosed offering materials carefully. The Company has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Sales Center at 45 Beach Street, Staten Island, New York or feel free to call the Stock Sales Center at
(718) xxx-xxxx.

Very truly yours,



Keefe, Bruyette & Woods, Inc.





THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

September XX, 1997


Dear Friend:

      We are pleased to announce that Staten Island Savings Bank, ( "Staten Island Savings" or the "Bank") is converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Conversion"). In conjunction with the Conversion, Staten Island Bancorp, Inc., (the "Company") the newly-formed corporation that will serve as holding company for the Bank, is offering shares of common stock in a subscription offering and community offering. The sale of stock in connection with the Conversion support and enhance the Bank's current operations.

      Because we believe you may be interested in learning more about the Conversion, we are sending you the following materials which describe the stock offering.

      PROSPECTUS: This document provides detailed information about the operations of the Company and the Bank and the proposed stock offering.

      QUESTIONS AND ANSWERS BROCHURE: Key questions and answers about the stock offering are found in this brochure.

      STOCK ORDER FORM AND CERTIFICATION FORM: This form is used to order stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is Noon, Eastern Time, October X, 1997.

      As a friend of the Bank, you will have the opportunity to buy stock directly Staten Island Bancorp, Inc. in the Conversion without commission or fee. If you have additional questions regarding the Conversion and stock offering, please call us at (718) XXX-XXXX, Monday through Friday from 9:00 a.m. to 5:00 p.m. or stop by the Stock Sales Center at 45 Beach Street, Staten Island, New York.

      We are pleased to offer you this opportunity to become a charter shareholder of Staten Island Bancorp, Inc..

Sincerely,



Harry P. Doherty
Chairman and Chief Executive Officer

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

September XX, 1997



Dear Member:

     We are pleased to announce that Staten Island Savings Bank, ( "Staten Island Savings" or the "Bank") is converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Conversion"). In conjunction with the Conversion, Staten Island Bancorp, Inc., (the "Company") the newly-formed corporation that will serve as holding company for the Bank, is offering shares of common stock in a subscription offering and community offering. The sale of stock in connection with the Conversion support and enhance the Bank's current operations.

     To accomplish the Conversion, we need your participation in an important vote. Enclosed is a proxy statement describing the Plan of Conversion and your voting and subscription rights. The Plan of Conversion has been approved by the Office of Thrift Supervision and now must be approved by you. YOUR VOTE IS VERY IMPORTANT.

     Enclosed, as part of the proxy material, is your proxy card located behind the window of your mailing envelope. This proxy should be signed and returned to us prior to the Special Meeting scheduled for October XX, 1997. Please take a moment to sign the enclosed proxy card and return it to us in the postage-paid envelope provided. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

     The Board of Directors of the Bank believes that the Conversion is in the best interests of the Bank and its members, offering a number of advantages, such as an opportunity for depositors and customers of the Bank to become shareholders of the Company. Please remember:

   - Your accounts at the Bank will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation ("FDIC").

   - There will be no change in the balance, interest rate, or maturity of any of your deposit accounts or loans because of the Conversion.

   - You have the right, but no obligation, to buy stock before it is offered to the public.

   - Like all stock, stock issued by the Company will not be insured by the FDIC.

     Enclosed also are materials describing the stock offering. We urge you to read these materials carefully. If you are interested in ordering the common stock of the Company. you must submit your Stock Order Form and Certification Form, and payment prior to Noon, Eastern Time, October XX, 1997.

     If you have additional questions regarding the stock offering, please call us at (718) XXX-XXXX, Monday through Friday from 9:00 a.m. to 5:00 p.m., or stop by the Stock Sales Center located at 45 Beach Street in Staten Island, New York.

Sincerely,



Harry P. Doherty
Chairman and Chief Executive Officer


THE SHARES OF COMMON STOCK BEING OFFERED IN THIS OFFERING ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

September XX, 1997


Dear Member:

     We are pleased to announce that Staten Island Savings Bank, ( "Staten Island Savings" or the "Bank") is converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Conversion"). In conjunction with the Conversion, Staten Island Bancorp, Inc., (the "Company") the newly-formed corporation that will serve as holding company for the Bank, is offering shares of common stock in a subscription offering and community offering. The sale of stock in connection with the Conversion support and enhance the Bank's current operations.

     Unfortunately, Staten Island Bancorp, Inc. is unable to either offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities laws of your jurisdiction impractical, for reasons of cost or otherwise. Accordingly, this letter should not be considered an offer to sell or a solicitation of an offer to buy the common stock of Staten Island Savings Bank.

     However, as a member of the Bank, you have the right to vote on the Plan of Conversion at the Special Meeting of Members to be held on October XX, 1997. Therefore, enclosed is a Proxy Card, a Proxy Statement (which includes the Notice of the Special Meeting), Prospectus (which contains information incorporated into the Proxy Statement) and a return envelope for your proxy card.

     I invite you to attend the Special Meeting on October XX, 1997. However, whether or not you are able to attend, please complete the enclosed proxy card and return it in the enclosed envelope.

Sincerely,



Harry P. Doherty
Chairman and Chief Executive Officer

September xx, 1997


Dear Prospective Investor:

         We are pleased to announce that Staten Island Savings Bank, ( "Staten Island Savings" or the "Bank") is converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Conversion"). In conjunction with the Conversion, Staten Island Bancorp, Inc., (the "Company") the newly-formed corporation that will serve as holding company for the Bank, is offering shares of common stock in a subscription offering and community offering. The sale of stock in connection with the Conversion support and enhance the Bank's current operations.

         We have enclosed the following materials to help you learn more about the Conversion. Please read and review the materials carefully.

         PROSPECTUS: This document provides detailed information about the operations of the Company and the Bank and the proposed stock offering.

         QUESTIONS AND ANSWERS BROCHURE: Key questions and answers about the stock offering are found in this brochure.

         STOCK ORDER FORM AND CERTIFICATION FORM: This form is used to order stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is Noon, Eastern Time, October xx, 1997.

         We invite our loyal customers and local community members to take advantage of the opportunity to become charter shareholders of Staten Island Bancorp, Inc. Through this offering you have the opportunity to buy stock directly from Staten Island Bancorp, Inc. without commission or fee. The Board of Directors and management of the Bank fully support the stock offering.

         If you have additional questions regarding the Conversion and stock offering, please call us at (718) XXX-XXXX, Monday through Friday from 9:00 a.m. to 5:00 p.m., or stop by the Stock Sales Center located at 45 Beach Street, Staten Island, New York.

Sincerely,



Harry P. Doherty
Chairman and Chief Executive Officer

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

                                   PROXY GRAM

We recently forwarded to you a proxy statement and related materials regarding a proposal to convert Staten Island Savings Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank.

Your vote on our Plan of Conversion has not yet been received. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

Your vote is important to us, and we, therefore, are requesting that you sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

Voting for the Conversion does not obligate you to purchase stock or affect the terms or insurance on your accounts.

The Board of Directors unanimously recommend you vote "FOR" the Conversion.

STATEN ISLAND SAVINGS BANK
Staten Island, New York

Harry P. Doherty
Chairman and Chief Executive Officer

If you mailed the proxy, please accept our thanks and disregard this request. For further information call (718) XXX-XXXX.

-----------------------------------------------------------------------------

The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency. This is not an offer to sell or a solicitation of an offer to buy stock. The offer is made only by the Prospectus.

                          STATEN ISLAND BANCORP, INC.

                            the holding company for

                           STATEN ISLAND SAVINGS BANK




                             Become a Shareholder!

                              CAPITAL REQUIREMENTS

As of April 30, 1997, Staten Island Savings Bank complied with all regulatory capital requirements.


                       Tangible         Core        Risk-Based
                       Capital        Capital        Capital
                       -------        -------        -------

Required                 1.5%           3.0%           8.0%

4/30/97                  8.4            9.5           19.6

Pro Forma*              14.8           15.8           33.0

* Assumes the sale of 35,595,238 shares and retention of 50% of the net conversion proceeds by the Company


                           RETURN ON AVERAGE ASSETS*

Staten Island Savings Bank's average return on average assets for the five years ended December 31, 1996 was 1.10%. The Bank's return on average aseets for the four months ended April 30, 1997 was 1.15%.


12/31/92                 1.00%
12/31/93                 1.21
12/31/94                 1.17
12/31/95                 0.88
12/31/96                 1.24
12/31/97                 1.15

* Historical return on average assets may not be predicative of future returns.


                           LOAN PORTFOLIO COMPOSITION

Staten Island Savings Bank's primary emphasis has been, and continues to be, the origination of loans secured by first liens on single-family residences located primarily in Staten Island and, to a lesser extent, Brooklyn and other areas in New York. In addition, the Bank's mortgage loan portfolio includes loans secured by commercial real estate, construction and land loans, home equity loans and loans secured by multi-family residential properties. The Bank also originates various other loans including commercial business loans and consumer loans.


Single-family              75.90%
Commercial real estate     11.28
Construction and land       3.16
Home Equity                 3.01
Multi-family                2.91
Other                       3.75

At April 30, 1997

                                PRO FORMA DATA*

                 At or For the Four Months Ended April 30, 1997



----------------------------------------------------------------------------------------------------------

                                        MINIMUM           MIDPOINT            MAXIMUM         15% ABOVE
                                        OF RANGE          OF RANGE            OF RANGE     MAXIMUM OF RANGE

==========================================================================================================
Shares Outstanding                    26,309,524         30,952,381         35,595,238         40,934,524

Sale Price Per Share                      $10.00             $10.00             $10.00             $10.00

Gross Proceeds                      $263,095,240       $309,523,810       $355,952,380       $409,345,240

Pro Forma
Stockholders' Equity                $409,276,000       $450,733,000       $492,190,000       $539,865,000

Stockholders' Equity per Share            $14.82             $13.87             $13.16             $12.55

Price/Book Ratio (a)                      67.48%             72.10%             75.99%             79.68%

Earnings Per Common Share (b)              $0.34              $0.30              $0.27              $0.24

Price/Earnings Ratio (a)                    9.80x             11.11x             12.35x             13.89x

----------------------------------------------------------------------------------------------------------

* Information based upon assumptions in the Prospectus dated September xx, 1997 under "Pro Forma Data".

(a) This is not intended to represent potential price appreciation. There are no assurances that the market price will be at or above the offering price once the shares are issued.



                            SELECTED FINANCIAL RATIOS

-------------------------------------------------------------------------------------------------------
                                           FOR THE FOUR
                                            MONTHS ENDED
                                           APRIL 30, 1997   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------------

                                                           1996     1995     1994     1993     1992

=======================================================================================================
Return on average assets                         1.15%    1.00%    1.21%    1.17%   88.00%    1.24%

Return on average equity                        12.11%   14.00%   15.17%   13.27%    9.54%   14.03%

Interest rate spread                             4.02%    3.48%    3.91%    3.64%    3.64%    3.84%

Tangible equity to assets at end of period       8.33%    7.34%    8.40%    9.55%    7.09%    8.22%

Nonperforming assets to total assets
          at end of period                       1.39%    0.48%    0.62%    0.61%    1.44%    1.34%

Allowance for loan losses to
          total loans at end of period           1.48%    0.50%    0.62%    0.51%    1.32%    1.02%
-------------------------------------------------------------------------------------------------------

The shares of common stock offered in the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund, or any other government agency. This is not an offer to sell or a solicitation of an offer to buy the stock. The offer is made only by the Prospectus.

                           STATEN ISLAND BANCORP, INC.
                               STOCK SALES CENTER
                                 45 Beach Street
                          Staten Island, New York 10304
                                 (718) XXX-XXXX

WILL THE STOCK BE INSURED?
-------------------------------------------------------------------------------
No.  Like any other stock, the Company's stock will not be insured.

WILL DIVIDENDS BE PAID ON THE STOCK?
-------------------------------------------------------------------------------
The Company's Board of Directors intends to consider implementation of a policy of declaring and paying quarterly cash dividends on the Common Stock. However, there has been no determination made at this point in time as to the initial rate of dividend, if any, to be paid on the Common Stock. No assurances can be given, however, that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

HOW WILL THE STOCK BE TRADED?
-------------------------------------------------------------------------------
The Company's stock will trade on the New York Stock Exchange under the
symbol "   ".  However, no assurance can be given that an active and liquid market will develop.

ARE OFFICERS AND DIRECTORS OF THE BANK PLANNING TO PURCHASE STOCK?
-------------------------------------------------------------------------------
Yes! The Bank's officers and directors plan to purchase, in the aggregate, $5,000,000 million worth of stock or approximately 1.4% of the stock offered at the maximum of the offering range.

MUST I PAY A COMMISSION?
-------------------------------------------------------------------------------
No. You will not be charged a commission or fee on the purchase of shares in the Conversion.

SHOULD I VOTE?
-------------------------------------------------------------------------------
Yes.  Your "YES" vote is very important!

PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!

WHY DID I GET SEVERAL PROXY CARDS?
-------------------------------------------------------------------------------
If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts.

HOW MANY VOTES DO I HAVE?
-------------------------------------------------------------------------------
Your proxy card(s) show(s) the number of votes you have. Every depositor entitled to vote may cast one vote for each $100, or fraction thereof, on deposit as of the voting record date but no more than 1,000 votes. These voting rights are established by the Bank's charter.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?
-------------------------------------------------------------------------------
Yes, but we would still like you to sign and mail your proxy card, today. If you decide to revoke your proxy you may do so by executing and delivering a subsequently dated proxy card or by giving notice at the special meeting.

FOR ADDITIONAL INFORMATION YOU MAY CALL OUR STOCK SALES CENTER BETWEEN 9:00 A.M. AND 5:00 P.M. MONDAY THROUGH FRIDAY.

                           -------------------------
                               STOCK SALES CENTER
                                 (718) XXX-XXXX
                           -------------------------

                           Staten Island Bancorp, Inc.
                                 45 Beach Street
                          Staten Island, New York 10304
                              Phone (718) xxx-xxxx

                           -------------------------
                                 STOCK OFFERING
                                   QUESTIONS &
                                     ANSWERS
                           -------------------------

                                  Staten Island
                                  Bancorp, Inc.



THE SHARES OF STOCK ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

FACTS ABOUT CONVERSION


The Board of Directors of Staten Island Savings Bank ("Bank") unanimously adopted a Plan of Conversion (the "Conversion") to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank.

This brochure answers some of the most frequently asked questions about the Conversion and about your opportunity to invest in Staten Island Bancorp, Inc., (the "Company"), the newly formed corporation that will serve as the holding company for the Bank, following the Conversion..

Investment in the stock of the Company involves certain risks. For a discussion of these risks and other factors, investors are urged to read the accompanying Prospectus, especially the discussion under the heading "Risk Factors".

WHY IS THE BANK CONVERTING TO STOCK FORM?
-------------------------------------------------------------------------------
The stock form of ownership is used by most business corporations and an increasing number of savings institutions. Through the sale of stock, the Company will raise additional capital to enable the Bank to:

-     support and expand its current financial and other services.

- allow customers and friends the opportunity to purchase stock and share in the Company's and the Bank's future.

WILL THE CONVERSION AFFECT ANY OF MY DEPOSIT ACCOUNTS OR LOANS?
-------------------------------------------------------------------------------
No. The Conversion will have no effect on the balance or terms of any savings account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. YOUR SAVINGS ACCOUNT IS NOT BEING CONVERTED TO STOCK.

WHO IS ELIGIBLE TO PURCHASE STOCK IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?
-------------------------------------------------------------------------------
Certain past and present depositors of the Bank, the Bank's Employee Stock Ownership Plan and members of the general public.

HOW MANY SHARES OF STOCK ARE BEING OFFERED AND AT WHAT PRICE?
-------------------------------------------------------------------------------
The Company is offering up to 35,595,238 shares of Common Stock, subject to adjustment as described in the Prospectus, at a price of $10.00 per share through the Prospectus.

HOW MUCH STOCK MAY I BUY?
-------------------------------------------------------------------------------
The minimum order is 25 shares. No person alone may purchase more than 30,000 shares of the Common Stock issued in the Conversion. No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 1.0% of the Common Stock sold in the Conversion.

DO MEMBERS HAVE TO BUY STOCK?
-------------------------------------------------------------------------------

No. However, the Conversion will allow the Bank's depositors an opportunity to buy stock and become charter shareholders of the Company for the local financial institution with which they do business.

HOW DO I ORDER STOCK?
-------------------------------------------------------------------------------
You must complete the enclosed Stock Order Form/Certification Form. Instructions for completing your Stock Order Form/ Certification Form are contained in this packet. Your order must be received by Noon, Eastern Time, on October xx, 1997.

HOW MAY I PAY FOR MY SHARES OF STOCK?
-------------------------------------------------------------------------------
First, you may pay for stock by check, cash or money order. Interest will be paid by the Bank on these funds at the passbook rate, which is currently 2.85%, from the day the funds are received until the completion or termination of the Conversion. Second, you may authorize us to withdraw funds from your savings account or certificate of deposit at the Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the Conversion.

CAN I PURCHASE SHARES USING FUNDS IN MY SAVINGS BANK IRA ACCOUNT?
-------------------------------------------------------------------------------
Federal regulations do not permit the purchase of conversion stock from your existing Bank IRA account. To accommodate our depositors, however, we have made arrangements with an outside trustee to allow such purchases. Please call our Stock Sales Center for additional information.